EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Universal Corporation and in the related Prospectus of our reports dated May 25, 2007, with respect to the consolidated financial statements of Universal Corporation, Universal Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Universal Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2007.

Registration Statement Number	Description
33-55140	Form S-8
33-38148	Form S-8
33-56719	Form S-8
333-39297	Form S-8
333-45497	Form S-8
333-43522	Form S-3
333-103155	Form S-3
333-101825	Form S-8
333-130061	Form S-3

/s/ ERNST & YOUNG LLP

Richmond, Virginia

May 25, 2007